Exhibit 23.2

                          CONSENT OF ERNST & YOUNG LLP



We consent to incorporation by reference in the Registration Statement (Form S-8 No. 33-96550) pertaining to the Triad Guaranty Inc. 401(k) Profit-Sharing Plan of our report dated May 31, 2001 with respect to the financial statements and schedule of the Triad Guaranty Inc. 401(k) Profit-Sharing Plan included in form 10-K/A for the year ended December 31, 2000.

ERNST & YOUNG LLP


Greensboro, North Carolina
June 22, 2001